UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   May 17, 2018 (May 11, 2018)

KIMBALL ELECTRONICS, INC.
________________________________________________________________________________________________________
(Exact name of registrant as specified in its charter)

Indiana	001-36454	35-2047713
(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

1205 Kimball Boulevard, Jasper, Indiana	47546
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code   (812) 634-4000

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement
On May 11, 2018, Kimball Electronics, Inc., acting through its related wholly-owned subsidiaries (the “Company”), entered into a definitive agreement to acquire substantially all of the assets and assume certain liabilities of GES Holdings, Inc., Global Equipment Services and Manufacturing, Inc., and its subsidiaries (collectively referred to as “GES”).
The Company will pay a cash purchase price of approximately $50 million plus the assumed liabilities. The transaction price is subject to certain post-closing working capital adjustments. Approximately $4 million of the cash purchase price otherwise payable to GES at the closing will be held in an escrow account for a period of 24 months from and after the closing to satisfy any indemnification obligations of GES. The acquisition is anticipated to be funded with the Company’s primary credit facility and is expected to close in the first quarter of the Company’s fiscal year 2019, subject to customary closing conditions, including regulatory requirements and governmental approvals.
Conditions precedent to close include entering into local country purchase agreements for each of Vietnam, the People’s Republic of China, India, and Japan, each in a form acceptable to both parties. In lieu of a local country purchase agreement, a transition services agreement with respect to such country may be entered into by both parties. The Asset Purchase Agreement contains representations, warranties, indemnification provisions, termination provisions, and other clauses and provisions usual and customary for agreements of this type.
The foregoing is a summary of the terms of the Asset Purchase Agreement that are material to the Company and is not intended to be a complete summary or include all terms relating to the Asset Purchase Agreement.
This acquisition supports the Company’s new platform strategy and plans to continue its development beyond the electronic manufacturing services (“EMS”) market. GES specializes in production processing and test equipment design, volume manufacturing, and global services for the semiconductor and electronics product manufacturing industry.
The Company’s press release announcing the acquisition is attached on Exhibit 99.1 and is incorporated by reference herein. The Asset Purchase Agreement and any related agreements considered material will be filed with the Company’s next periodic report covering the period in which the agreements were executed or effective.
Certain statements contained within this document are considered forward-looking under the Private Securities Litigation Reform Act of 1995. The statements may be identified by the use of words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “estimates,” “forecasts,” “seeks,” “likely,” “future,” “may,” “might,” “should,” “would,” “will,” and similar expressions. These forward-looking statements are subject to risks and uncertainties including, but not limited to, successful integration of the acquisition, adverse changes in the global economic conditions, loss of key customers or suppliers, or similar unforeseen events. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Kimball Electronics are contained in our Annual Report on Form 10-K for the year ended June 30, 2017.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits
The following exhibit is filed as part of this report:

Exhibit
Number	Description
99.1	Press Release dated May 17, 2018

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIMBALL ELECTRONICS, INC.

By:	/s/ Michael K. Sergesketter
MICHAEL K. SERGESKETTER Vice President, Chief Financial Officer
Date: May 17, 2018

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Press Release dated May 17, 2018